Thomas M. Jones
Attorney at Law

5404 Alton Parkway, Suite 5A-483	Phone (949) 975-1199
Irvine, CA 92604	Fax (949) 559-0250

September 24, 2001

Board of Directors
My Personal Salon, Inc.
1407 Broadway, Suite 1206
New York, NY 10018

 Re:       Form SB-2 Registration Statement
            6,000,000 shares of Common Stock at $0.10 per share

 Ladies and Gentlemen:

I reviewed the Certificate of Formation of My Personal Salon, LLC; Certificate of Incorporation of My Personal Salon.com, Inc.; Share Purchase Agreement and Plan of Reorganization by and between My Personal Salon, LLC and My Personal Salon.com, Inc.; Certificate of Merger of My Personal Salon LLC and My Personal Salon.com, Inc.; Certificate of Amendment of Certificate of Incorporation of My Personal Salon.com, Inc.; and the By-Laws of My Personal Slaon, Inc., Corporate Proceedings and other documents of My Personal Salon, Inc, ("Company"). Based upon the foregoing, it is my opinion that the securities being registered with the Securities and Exchange Commission pursuant to the Form SB-2 Registration Statement will, when sold, be legally issued, full paid and non-assessable.

No consents, approvals, authorizations or orders of agencies, officers or other regulatory authorities are necessary for the valid authorization, issuance or sale of the shares hereunder, except as such may be required under the Securities Act of 1933, as amended, or state securities or Blue Sky laws.

I consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement, and further consent to the reference made to me under the caption, "Legal Proceedings" in the Prospectus constituting a part of such Registration Statement. Nothing contained herein shall be considered as an opinion that I am deemed an expert within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
Thomas M. Jones

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